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                                                                    EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT

The Board of Directors and
 Stockholders of Tidewater Inc.:

  We consent to the use of our report dated May 1, 1995 on the consolidated financial statements of Tidewater Inc. and subsidiaries as of March 31, 1995 and 1994, and for each of the years in the three-year period then ended incorporated herein by reference and to the references to our firm under the headings "Selected Financial Data" and "Experts" in the prospectus. Our report refers to a change in the method of accounting for postretirement benefits other than pensions in fiscal 1993.

                                          /s/ KPMG Peat Marwick LLP

                                             KPMG Peat Marwick LLP

New Orleans, Louisiana
September 1, 1995